EXHIBIT 99.4

Unaudited pro forma condensed combined financial
information

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Darling and Griffin included elsewhere in this offering memorandum, and has been prepared to reflect the Merger based on the acquisition method of accounting, with Darling treated as the accounting acquirer. Under the acquisition method, the assets and liabilities of Griffin will be recorded by Darling at their respective fair values as of the date the Merger is completed. The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Darling and Griffin, adjusted to give effect to the Merger and related financing, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the Merger and factually supportable and, in the case of the statement of operations information, that are expected to have a continuing impact.

The unaudited pro forma condensed combined balance sheet information has been prepared as of October 2, 2010, and gives effect to the Merger as if it had occurred on that date. The unaudited pro forma condensed combined statement of operations information, which has been prepared for the year ended January 2, 2010, the nine months ended October 3, 2009, the nine months ended October 2, 2010 and the twelve months ended October 2, 2010 (the “Pro Forma LTM Period”), gives effect to the Merger as if it had occurred on January 4, 2009.

The unaudited pro forma condensed combined financial information was prepared using (1) the audited consolidated financial statements of Darling for the fifty two weeks ended January 2, 2010, (2) the unaudited consolidated financial statements of Darling as of and for the nine months ended October 2, 2010 and October 3, 2009, included in this offering memorandum, (3) the audited consolidated financial statements of Griffin for the year ended December 31, 2009, included in this offering memorandum and (4) the unaudited consolidated financial statements of Griffin as of and for the nine months ended September 30, 2010 and 2009, included in this offering memorandum.

The Pro Forma LTM Period is calculated as follows: (i) the unaudited pro forma condensed combined statement of operations for the year ended January 2, 2010, plus (ii) the unaudited pro forma condensed combined statement of operations for the nine months ended October 2, 2010, less (iii) the unaudited pro forma condensed consolidated statement of operations for the nine months ended October 3, 2009.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company after completion of the Merger. In the opinion of Darling’s management, all adjustments considered necessary for a fair presentation have been included.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Merger. In addition, the fair value of the assets acquired and liabilities assumed are based upon estimates. The final allocation is dependent upon third party valuations and other studies that will not be completed until after the Merger is consummated and could vary materially from the estimated allocation used in the unaudited pro forma condensed combined financial information presented in this offering memorandum.

Unaudited pro forma condensed combined balance sheet
As of October 2, 2010

(In thousands)	Darling	Griffin	Pro Forma Adjustments	Notes	Pro Forma Combined

Assets
Cash and cash equivalents	$77,075	$39,556	$(114,556)	(a)	$2,075
Restricted cash	373	—			373
Accounts receivables, net	46,482	34,291			80,773
Inventories	26,570	15,334			41,904
Income taxes refundable	1,102	—			1,102
Prepaid expenses	7,154	3,864			11,018
Deferred income taxes	6,826	—			6,826

Total current assets	165,582	93,045	(114,556)		144,071
Property, plant and equipment, net	158,761	139,842	55,776	(b)	354,379
Collection route and contracts, net	43,434	—	467,450	(c)	510,884
Goodwill	84,655	—	192,021	(c)	276,676
Deferred loan costs	941	—	26,559	(d)	27,500
Other assets	7,924	40			7,964

Total assets	$461,297	$232,927	$627,250		$1,321,474

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$5,009	$—	$(2,000)	(e)	$3,009
Accounts payable	22,258	18,334			40,592
Accrued Interest	7	—	(7)	(d)	—
Accrued expenses	46,877	25,107	(6,422)	(d), (h)	65,562

Total current liabilities	74,151	43,441	(8,429)		109,163
Long-term debt	23,782	—	737,184	(e)	760,966
Other non-current liabilities	35,108	—			35,108
Deferred income taxes	6,303	—	(338)	(d)	5,965
Total liabilities	139,344	43,441	728,417		911,202
Stockholders’ Equity:
Common stock	829	8,440	(8,340)	(g), (h)	929
Additional paid in capital	159,080	—	100,278	(g)	259,358
Treasury stock	(4,197)	—			(4,197)
Accumulated other comprehensive loss	(22,335)	—			(22,335)
				(d), (f),

Retained earnings	188,576	181,046	(193,105)	(g), (h)	176,517
Unearned compensation	—	—			—

Total stockholders’ equity	321,953	189,486	(101,167)		410,272
Total liabilities and stockholders’ equity	$461,297	$232,927	$627,250		$1,321,474

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined
statement of operations
For the fiscal year ended January 2, 2010

(In thousands, except per share data)	Darling	Griffin	Pro Forma Adjustments	Notes	Pro Forma Combined

Condensed Combined Statement of Operations Data:
Net sales	$597,806	$525,302			$1,123,108

Costs and expenses:
Cost of sales and operating expenses	440,111	366,064	$(11,171)	(i)	795,004
Selling, general and administrative	61,530	65,436	1,368	(j)	128,334
Depreciation and amortization	25,226	22,088	20,030	(k)	67,344

Total costs and expenses	526,867	453,588	10,227		990,682
Operating Income	70,939	71,714	(10,227)		132,426

Other income/(expense)
Interest expense	(3,105)	—	(47,362)	(l)	(50,467)
Interest Income	—	248			248
Other, net	(955)	685			(270)
Total other income/(expense)	(4,060)	933	(47,362)		(50,489)
Income from continuing operations before income taxes	66,879	72,647	(57,589)		81,937
Income tax expense	25,089	—	5,637	(m)	30,726
Net Income from continuing operations	$41,790	$72,647	$(63,226)		$51,211

Per share data:

Income from continuing operations per share:
Basic	$0.51				$0.56
Diluted	$0.51				$0.55

Weighted average number of shares outstanding:
Basic	82,142		10,035	(n)	92,177
Diluted	82,475		10,638	(n)	93,113

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined
statement of operations
For the nine months ended October 3, 2009

(In thousands, except per share data)	Darling	Griffin	Pro Forma Adjustments	Notes	Pro Forma Combined

Condensed Combined Statement of Operations Data:
Net sales	$448,234	$386,887			$835,121

Costs and expenses:
Cost of sales and operating expenses	330,169	269,386	$(8,306)	(i)	591,249
Selling, general and administrative	45,443	41,709	1,026	(j)	88,178
Depreciation and amortization	18,187	15,552	16,037	(k)	49,776

Total costs and expenses	393,799	326,647	8,757		729,203
Operating Income	54,435	60,240	(8,757)		105,918

Other income/(expense)
Interest expense	(2,156)	—	(35,695)	(l)	(37,851)
Interest Income	—	212			212
Other, net	(318)	780			462
Total other income/(expense)	(2,474)	992	(35,695)		(37,177)
Income from continuing operations before income taxes	51,961	61,232	(44,452)		68,741
Income tax expense	19,379	—	6,399	(m)	25,778
Net Income from continuing operations	$32,582	$61,232	$(50,851)		$42,963

Per share data:

Income from continuing operations per share:
Basic	$0.40				$0.47
Diluted	$0.40				$0.46

Weighted average number of shares outstanding:
Basic	82,114		10,035		92,149
Diluted	82,434		10,638		93,072

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined statement of operations
For the nine months ended October 2, 2010

(In thousands, except per share data)	Darling	Griffin	Pro Forma Adjustments	Notes	Pro Forma Combined

Condensed Combined Statement of Operations Data:
Net sales	$497,677	$461,665			$959,342

Costs and expenses:
Cost of sales and operating expenses	369,913	316,157	$(8,609)	(i)	677,461
Selling, general and administrative	48,096	43,085	1,026	(j)	92,207
Depreciation and amortization	21,853	17,263	14,326	(k)	53,442

Total costs and expenses	439,862	376,505	6,743		823,110
Operating Income	57,815	85,160	(6,743)		136,232

Other income/(expense)
Interest expense	(2,656)	—	(35,195)	(l)	(37,851)
Interest Income	—	24			24
Other, net	(1,739)	277			(1,462)
Total other income/(expense)	(4,395)	301	(35,195)		(39,289)
Income from continuing operations before income taxes	53,420	85,461	(41,938)		96,943
Income tax expense	19,189	—	15,633	(m)	34,822
Net Income from continuing operations	$34,231	$85,461	$(57,571)		$62,121

Per share data:
Income from continuing operations per share:
Basic	$0.42				$0.67
Diluted	$0.41				$0.67

Weighted average number of shares outstanding:
Basic	82,395		10,034	(n)	92,429
Diluted	82,771		10,638	(n)	93,409

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Unaudited pro forma condensed combined
statement of operations
For the twelve months ended October 2, 2010

(In thousands, except per share data)	Darling	Griffin	Pro Forma Adjustments	Notes	Pro Forma Combined

Condensed Combined Statement of Operations Data:
Net sales	$647,249	$600,080			$1,247,329

Costs and expenses:
Cost of sales and operating expenses	479,855	412,835	$(11,474)	(i)	881,216
Selling, general and administrative	64,183	66,812	1,368	(j)	132,363
Depreciation and amortization	28,892	23,799	18,319	(k)	71,010

Total costs and expenses	572,930	503,446	8,213		1,084,589
Operating Income	74,319	96,634	(8,213)		162,740

Other income/(expense)
Interest expense	(3,605)	—	(46,862)	(l)	(50,467)
Interest Income	—	60			60
Other, net	(2,376)	182			(2,194)
Total other income/(expense)	(5,981)	242	(46,862)		(52,601)
Income from continuing operations before income taxes	68,338	96,876	(55,075)		110,139
Income tax expense	24,899	—	14,663	(m)	39,562
Net Income from continuing operations	$43,439	$96,876	$(69,738)		$70,577

Per share data:
Income from continuing operations per share:
Basic	$0.53				$0.76
Diluted	$0.53				$0.76

Weighted average number of shares outstanding:
Basic	82,364		10,035	(n)	92,399
Diluted	82,736		10,638	(n)	93,374

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements

Notes to unaudited pro forma condensed
Combined financial statements

1. Basis of presentation

These unaudited pro forma condensed combined financial statements have been prepared based upon historical financial information of Darling and Griffin giving effect to the Merger and other related adjustments described in these footnotes. Certain footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted as permitted by SEC rules and regulations. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Merger actually taken place at the dates indicated and do not purport to be indicative of future financial positions or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements.

The Merger will be accounted for using the acquisition method of accounting, in accordance with accounting principles generally accepted in the United States, with Darling treated as the “acquiror” and Griffin as the acquired company. Under the acquisition method, the total estimated purchase price is calculated as described in note 2 below.

The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of Darling and Griffin, for the nine months ended October 3, 2009 and October 2, 2010 and the fiscal year ended January 2, 2010, giving effect to the Merger and related events as if they had been consummated on January 4, 2009 and includes the presentation of the unaudited pro forma condensed combined statements of operation for the twelve months ended October 2, 2010 (the “Pro Forma LTM Period”). The Pro Forma LTM Period is calculated as follows: (i) the unaudited pro forma condensed combined statement of operations for the year ended January 2, 2010, plus (ii) the unaudited pro forma condensed combined statement of operations for the nine months ended October 2, 2010, less (iii) the unaudited pro forma condensed consolidated statement of operations for the nine months ended October 3, 2009. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Darling and the historical consolidated balance sheet of Griffin, giving effect to the Merger and related events as if they had been consummated on October 2, 2010.

The unaudited pro forma condensed combined income statements do not reflect operational and administrative cost savings, which are referred to as synergies, that management of the combined company believes may be achieved as a result of the Merger, or other incremental costs that may be incurred as a direct result of the Merger.

2. Purchase price and financing considerations

Purchase price

For purposes of presentation in the unaudited pro forma condensed combined financial information, the preliminary estimate of the purchase price for Griffin is as follows:

(in thousands)

Cash consideration	$740,000
Additional cash consideration(1)	25,117
Share consideration	100,000
Estimated capitalized debt issuance costs	27,500
Estimated purchase price	$892,617

(1)
Additional cash consideration represents the estimated additional payment assumed to be made to the Griffin shareholders upon the election of IRC Section 338(h)(10), which election Darling currently expects to make three to five months after the closing of the Merger.

The tangible and intangible assets acquired from Griffin will be recorded as of the closing date of the Merger, at their respective fair values, and added to those of Darling. The reported financial position and results of operations of Darling after completion of the Merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Griffin. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The final purchase price allocation, which will be determined subsequent to the closing of the Merger, and its effect on results of operations, may differ significantly from the pro forma amounts included in this section, although these amounts represent management’s best estimate.

For the purpose of the pro forma condensed combined financial information, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of tangible and intangible assets acquired and liabilities assumed as follows:

(In thousands)

Value of net tangible assets acquired at October 2, 2010	$205,646

Remaining allocations:
Deferred financing costs	27,500
Identifiable intangible assets at fair value	467,450
Goodwill	192,021
Estimated purchase price	$892,617

Darling estimates that substantially all of the acquired identifiable intangible assets will be attributable to the following categories:

	Estimated Fair Value	Estimated Used Lives	Estimated Annual Amortization
	(In thousands)		(In thousands)

Non-compete agreements	$3,100	5 years	$620
Permits	222,550	15 years	14,837
Trade names	111,900	Indefinite	—
Supplier relationships	129,900	15 years	8,660
Total	467,450

Darling recognizes that if the final valuation, which is expected to be completed within three months from the completion of the Merger, derives different amounts from their estimate, Darling will adjust these expected identifiable intangible amounts to those amounts. Any adjustments could result in changes to depreciation or amortization expense from that included in these “pro forma adjustments”.

Financing considerations

Set forth below is a summary of the anticipated sources and uses of cash in the Merger, as if the Merger had occurred as of October 2, 2010:

(In thousands)

Sources of cash:
Estimated available cash to be used in the Merger(i)	$ 75,000
Revolver loan(ii)	213,874
Term loan(ii)	300,000
Notes(ii)	250,000
Total Sources	$ 838,874

Uses of cash:
Purchase of equity(iii)	$ 740,000
Additional cash consideration(iv)	25,117
Repayment of existing debt(v)	28,757
Fees and expenses(vi)	45,000

Total Uses	$ 838,874

(i)
Represents the estimated amount of cash available as of October 2, 2010 to be utilized in the Merger, assuming $2.1 million of cash remains on the balance sheet. The amount of cash to be used in the Merger (and the amount of the cash remaining on the balance sheet) may vary depending on Darling’s and Griffin’s working capital position at the time of the closing. See “Description of the Merger—Merger Agreement.” The Griffin cash will be used to purchase the leased fleet from the shareholders ($27.8 million) and a cash distribution ($11.7 million) to its shareholders.

(ii)
Represents the new debt assumed to finance the Merger consisting of (1) $213.9 million revolver loan, (2) $300.0 million Term Loan B and (3) $250.0 million of notes offered hereby. We will have a $325.0 million revolver credit facility, of which $213.9 million is assumed to be drawn upon the consummation of the Merger, also assuming the additional cash consideration and repayment of existing debt are paid at the closing of the Merger.

(iii)	Represents the cash portion of the Merger Consideration.

(iv)	Represents the estimated payment assumed to be made to the Griffin shareholders upon the election under IRC Section 338(h)(10).

(v)	Represents the repayment of all outstanding borrowings under Darling’s existing credit agreement, which will be terminated at closing of the Merger.

(vi)
Includes commitment and financing fees payable in connection with the Senior Secured Facilities and the offering and investment banking, legal, accounting and other costs for professional services rendered in connection with the Merger and related transactions. Of this amount, $27.5 million relates to deferred debt issuance costs and $17.5 million is for merger related transaction costs, which are required to be expensed as incurred. All fees and expenses are estimates and actual amounts may differ.

The unaudited pro forma condensed combined financial information included herein reflects management’s estimate of the amounts of financing at the time this unaudited pro forma condensed combined financial information was prepared. The actual amounts of financing will not be determined until shortly before the closing date of the Merger. The unaudited pro forma condensed combined financial information presented herein assumes the following:

Darling will issue approximately $100 million in shares of Darling common stock to the Griffin shareholders in the Merger. The actual number of shares to be issued was computed based upon the volume weighted average price of Darling’s common stock during the 20 business days immediately prior to the signing date of the Merger Agreement. The Rollover Agreement provides for a true-up adjustment in which additional cash consideration of up to $15 million could be paid by Darling if on the True-Up Date (the last day of the 13th full consecutive month following the closing of the Merger) the True-Up Market Price (as defined in the Rollover Agreement) is less than $10.002. If the True-Up Market Price exceeds $10.002, no additional cash consideration will be paid.

Subject to market and other conditions, Darling may raise additional equity capital subsequent to the closing of the Merger, the proceeds of which could be used to pay down a portion of the new Revolver and Term Loan B. The effects of a subsequent equity capital raise, if any, have not been included in the pro forma statements.

The Merger Agreement permits Darling to make an election under IRC Section 338(h)(10) to step up the tax basis of the assets acquired in the Merger. Darling currently intends to make this election. The allocation of the step up to individual assets is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive election or allocation. The deferred tax benefit related to this election has not been included in the pro forma statements.

3. Pro forma adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in both the unaudited pro forma combined balance sheet and statements of operations correspond with the following:

Pro forma balance sheet adjustments

a. The adjustment reflects the sources and uses of cash for the Merger including a net adjustment of $114.6 million reflected in the “Cash and cash equivalents” caption of the accompanying pro forma balance sheet. This adjustment consists of cash to be used by Darling in the Merger ($75.0 million), cash used by Griffin to purchase the leased fleet from Griffin shareholders ($27.8 million) and a pre-closing cash distribution ($11.7 million) to Griffin shareholders.

b. The adjustments represent an increase to record Griffin property, plant and equipment at estimated fair market value. This also reflects the purchase of the leased fleet by Griffin for $27.8 million prior to the closing of the Merger. Griffin leases certain fleet equipment (primarily trucks, trailers, autos and raw material collection equipment) from its stockholders under short-term operating leases. These leases will terminate and the fleet equipment will be acquired by Griffin prior to the Merger for approximately $27.8 million.

c. The adjustments represent the estimated value of identifiable intangible assets of $467.5 million and the estimated value of goodwill acquired in the Merger of $192.0 million.

d. The adjustment represents $27.5 million of deferred financing costs incurred in the Merger, which is offset by the write-off of $0.9 million in deferred financing cost included in Darling’s balance sheet as of October 2, 2010. The $0.9 million in deferred financing costs will be written-off due to the replacement of the existing credit agreement, which will result in a $0.6 million reduction in retained earnings after adjusting for a $0.3 million deferred income tax benefit.

e. The adjustments represent $763.9 million of new debt used to finance the cash portion of the Merger Consideration and repayment of $28.8 million of existing Darling debt. $3.0 million of such new debt has been recorded as a current liability upon completion of the Merger.

f. The board of directors of Darling has approved a stock incentive plan for management related to the Merger. The stock price on the date of the grant was $12.53. The issuance of the vested stock results in an increase in common stock and a compensation charge of $0.3 million and a corresponding tax benefit of $0.1 million has been reflected as of October 2, 2010.

g. The adjustments represent the issuance as part of the Merger Consideration of approximately 10 million shares, par value $0.01 per share, at an estimated value of $100.0 million, of which $99.9 million will be recorded as additional paid-in capital.

h. The adjustment represents the elimination of Griffin common stock and retained earnings. In addition, $17.5 million (less $6.3 million of tax benefit) of Merger related transaction costs, which are required to be expensed as incurred, have been charged to retained earnings. An additional $27.5 million has been capitalized as deferred financing cost. The $17.5 million and the $27.5 million equal the $45.0 million for fees and expenses in the Sources and Uses of Cash.

Pro forma statements of operations adjustments

i. The adjustment to cost of sales and operating expenses represents the removal of lease expense related to the transportation fleet which will be purchased by Griffin prior to the close of the Merger and therefore, will be included in the purchased fixed assets.

j. The adjustment to selling, general and administrative expense represents the compensation charges related to the unvested stock issued under the stock incentive plan approved by the board of directors whereby a total of 640,000 shares of stock were granted on November 11, 2010 at $12.53 per share. The shares vest upon the achievement of certain varying market conditions. Darling has estimated the value of the awards to be $7.21 per share based on the preliminary calculations. The value of the award will be amortized over vesting periods spanning four years.

k. The adjustment to depreciation and amortization expense represents the amortization of certain acquired intangibles and the depreciation of the purchased property, plant and equipment, including the transportation fleet assets which will be purchased by Griffin from stockholders and transferred to fixed assets at the close of the Merger with estimated useful lives of 5 to 8 years. Following the Merger, Darling expects to amortize the fair value of the identifiable intangible assets of $355.5 million acquired in the Merger with finite lives on a straight-line basis over an estimated useful life of 5 to 15 years. Upon finalization of the assets valuations, specific useful lives will be assigned to the acquired assets, and depreciation and amortization will be adjusted accordingly. Darling also expects to have $111.9 million in identifiable intangible assets with indefinite lives.

l. The adjustment represents the interest from the additional debt that will be issued to finance the cash portion of the Merger Consideration. Darling is assuming that it will replace the existing credit agreement, which has a balance outstanding of $28.8 million at October 2, 2010, with a new $325.0 million new revolver of which $213.9 million is assumed to be drawn at close. It also assumed that Darling will borrow $300.0 million under the Term Loan B and receive proceeds from the $250.0 million in notes offered hereby. The weighted average interest rate for the new debt is assumed to be 5.9%. The adjustment also includes adjusted amortization of deferred financing fees. The prior deferred fees have been replaced with $27.5 million in new financing fees related to the new debt agreements, which will be amortized over the lives of the facilities which are assumed to be 5 years for the revolver, 6 years for Term Loan B and 8 years for the notes offered hereby. The interest rate assumed in this paragraph is based on financing commitments that Darling has received from prospective lenders related to this Merger.

m. The adjustment represents the income taxes that would have been incurred had the Merger occurred on January 4, 2009, assuming an effective tax rate of 37.3% for the nine months ended October 3, 2009, 35.92% for the nine months ended October 2, 2010, and 37.5% for the year ended January 2, 2010, which in each case was Darling’s effective tax rate for such period, and assuming an effective tax rate of 35.92% for the twelve months ended October 2, 2010.

n. As discussed in the Financing consideration above, 10.0 million shares of Darling common stock are estimated to be issued at closing to the Griffin shareholders. In addition, 0.1 million shares of Darling common stock will be granted to certain Darling employees upon the completion of the Merger pursuant to the stock incentive plan described above.

4. Cost savings

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of recurring cost savings. These savings are projected to result from, among other things, the reduction of freight costs, changes in corporate infrastructure and other reductions in operating costs. Although management expects cost savings will result from the Merger, there can be no assurance these cost savings will be achieved.

The unaudited pro forma condensed combined financial statements include non-recurring operating expenses which will be eliminated after the Merger. The impact to Fiscal 2009 would be $7.1 million before tax. These expenses include compensation expense for two executives of Griffin who will not remain employed by the combined company following the Merger and certain charitable contributions.

5. Pro forma income from continuing operations per share

Pro forma income from continuing operations per common share for the nine months ended October 2, 2010, the fiscal year ended January 2, 2010 and the twelve months ended October 2, 2010 have been calculated based on a pro forma basis which reflects the issuance of 10.0 million shares of Darling common stock to the Griffin shareholders in the Merger as described below.

(in millions, except per share data)	Fiscal year ended January 2, 2010

Pro forma income form continuing operations	$51,211
Basic weighted average shares	92,177
Diluted weighted average shares	93,113
Pro forma basic income from continuing operations per common share	$0.56
Pro forma diluted income from continuing operations per common share	$0.55

Nine months ended October 3, 2009

Pro forma income from continuing operations	$42,963
Basic weighted average shares	92,149
Diluted weighted average shares	93,072
Pro forma basic income from continuing operations per common share	$0.47
Pro forma diluted income from continuing operations per common share	$0.46

Nine months ended October 2, 2010

Pro forma income from continuing operations	$62,121
Basic weighted average shares	92,429
Diluted weighted average shares	93,409
Pro forma basic income from continuing operations per common share	$0.67
Pro forma diluted income from continuing operations per common share	$0.67

Twelve months ended October 2, 2010

Pro forma income form continuing operations	$70,577
Basic weighted average shares	92,399
Diluted weighted average shares	93,374
Pro forma basic income from continuing operations per common share	$0.76
Pro forma diluted income from continuing operations per common share	$0.76